Exhibit 99.1 18135 BURKE ST. OMAHA, NE 68022 TEL: 402-829-6800 FAX: 402-829-6836

Lindsay Corporation Reports Fiscal 2026 Second Quarter Results

International irrigation project in the Middle East North Africa (MENA) region remains on schedule

OMAHA, Neb., April 2, 2026 - Lindsay Corporation (NYSE: LNN), a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology, today announced results for its second quarter of fiscal 2026, which ended on February 28, 2026.

Key Highlights:

•
Deliveries began for the $80.0 million irrigation and technology project in the MENA region
•
Irrigation revenues decreased 5 percent as market uncertainty persists
•
Continued growth in road safety products with Infrastructure revenue up 6 percent, excluding Road Zipper SystemTM project that was included in the prior year
•
Completed $25.2 million of share repurchases during the quarter, bringing total repurchases to $55.5 million for the fiscal year

“During the quarter we began shipping the large project in the Middle East North Africa (MENA) region. While this project remains on schedule, we are exercising caution and prioritizing the safety of our teams in the region" said Randy Wood, President and Chief Executive Officer. "Solid execution of this project is helping to support revenue performance as U.S. market conditions continue to put pressure on commodity prices and constrain demand for irrigation equipment. Credit availability constraints and persistently high interest rates continue to suppress demand in Brazil, resulting in lower order levels this quarter. Excluding the $20 million Road Zipper System project in the prior year, which was not expected to repeat, our infrastructure business increased 6 percent. This growth was driven by a sustained increase in road construction activity supporting increased sales of road safety products. We continued executing against our capital allocation priorities and completed $25.2 million of share repurchases leaving $125 million available under the recent $150 million authorization."

Wood continued, "I am pleased with the resiliency and performance of our teams around the world, as we demonstrate our ability to deliver on project opportunities despite a very volatile macro-economic environment. During the quarter, our Infrastructure team introduced two new road safety products. The Road RunnerTM truck-mounted attenuator and the AlphaGuardTM barrier system. These new products highlight our continued investment in innovation and the growing demand for high-performance roadway safety solutions."

Second Quarter Summary

Consolidated Financial Summary	Second Quarter
(dollars in millions, except per share amounts)	FY2026	FY2025	$ Change	% Change

Total revenues	$157.7	$187.1	($29.3)	(16%)
Operating income	$13.0	$32.1	($19.1)	(59%)
Operating margin	8.3%	17.2%
Net earnings	$12.0	$26.6	($14.5)	(55%)
Diluted earnings per share	$1.15	$2.44	($1.29)	(53%)

Revenues for the second quarter of fiscal 2026 were $157.7 million, a decrease of $29.3 million, or 16 percent, compared to $187.1 million in the prior year. The decrease was primarily driven by lower revenues in both the irrigation and infrastructure segments compared to the prior year.

Operating income for the second quarter of fiscal 2026 was $13.0 million, a decrease of $19.1 million, or 59 percent, compared to $32.1 million in the prior year. Lower operating income in both the irrigation and infrastructure segments was partially offset by a reduction in corporate expense. Operating margin was 8.3 percent of sales, compared to 17.2 percent of sales in the prior year.

Net earnings for the second quarter of 2026 were $12.0 million, or $1.15 per diluted share, compared to $26.6 million, or $2.44 per diluted share, in the prior year. Net earnings were impacted by lower operating income and a higher effective tax rate, both of which were partially offset by an increase in other income.

Second Quarter Segment Results

Irrigation Segment	Second Quarter
(dollars in millions)	FY2026	FY2025	$ Change	% Change
Revenues:
North America	$71.0	$77.1	($6.1)	(8%)
International	$70.2	$71.0	($0.8)	(1%)
Total revenues	$141.2	$148.1	($6.9)	(5%)
Operating income	$19.5	$27.4	($7.9)	(29%)
Operating margin	13.8%	18.5%

Irrigation segment revenues for the second quarter of fiscal 2026 were $141.2 million, a decrease of $6.9 million, or 5 percent, compared to $148.1 million in the prior year. North America irrigation revenues of $71.0 million decreased $6.1 million, or 8 percent, compared to the prior year. The decrease in revenues resulted primarily from lower unit sales volume, and was partially offset by higher average selling prices compared to the prior year. Persistent weakness in commodity markets and tempered farmer sentiment continue to constrain demand for irrigation equipment in North America.

International irrigation revenues for the second quarter of fiscal 2026 of $70.2 million decreased $0.8 million, or 1 percent, compared to the prior year. The decrease resulted primarily from lower sales volumes in Brazil and timing of project volume in the MENA region, which were partially offset by growth in various other regions. In Brazil, available credit and elevated interest rates continue to limit farmers' ability to invest in capital equipment. Revenues in the current year quarter were favorably impacted by the effects of foreign currency translation of approximately $4.0 million compared to the prior year.

Irrigation segment operating income for the second quarter of fiscal 2026 was $19.5 million, a decrease of $7.9 million, or 29 percent, compared to the prior year. Operating margin was 13.8 percent of sales, compared to 18.5 percent of sales in the prior year. The decrease in operating income resulted primarily from lower unit sales volume, a higher proportion of international project sales volume and the impact of fixed cost deleverage compared to the prior year.

Infrastructure Segment	Second Quarter
(dollars in millions)	FY2026	FY2025	$ Change	% Change

Total revenues	$16.5	$38.9	($22.4)	(58%)
Operating income	$1.2	$13.3	($12.1)	(91%)
Operating margin	7.1%	34.1%

Infrastructure segment revenues for the second quarter of fiscal 2026 were $16.5 million, a decrease of $22.4 million, or 58 percent, compared to $38.9 million in the prior year. The decrease was primarily attributable to lower Road Zipper System revenues as the prior year included a $20 million project that did not repeat. Sales of road safety products increased compared to the prior year.

Infrastructure segment operating income for the second quarter of fiscal 2026 was $1.2 million, a decrease of $12.1 million, or 91 percent, compared to the prior year. Operating margin was 7.1 percent of sales, compared to 34.1 percent of sales in the prior year. The decrease in operating income resulted primarily from lower Road Zipper System project revenues compared to the prior year.

The backlog of unfulfilled orders at February 28, 2026 was $151.8 million compared with $127.0 million at February 28, 2025. Included in these backlogs are amounts of $19.2 million and $11.9 million, respectively, for orders that are not expected to be fulfilled within the subsequent 12 months. The backlog in irrigation increased as a result of the large irrigation project in the MENA region, while the backlog in infrastructure decreased compared to the prior year.

Outlook

Mr. Wood concluded, “In the U.S., irrigation market conditions remain soft as growers await further trade certainty and hope to see improvement in commodity prices. We expect Brazil to return to growth due to the solid drivers of secular demand that support investments in irrigation, although credit constraints and high interest rates will remain a headwind.

We will continue delivery of the irrigation project in the MENA region and we expect to recognize approximately $70 million of revenue for the project in our current fiscal year."

“In infrastructure, we anticipate growth in road safety products and are encouraged by the positive feedback we have received on the new products we just introduced at the American Traffic Safety Services Association trade show. We continue to actively manage a robust pipeline of Road Zipper System projects, but we do not expect to deliver a large project in fiscal 2026.”

Second Quarter Conference Call

Lindsay’s fiscal 2026 second quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (833) 535-2202 in the U.S., or (412) 902-6745 internationally, and requesting the Lindsay Corporation call. Additionally, the conference call will be simulcast live on the internet and can be accessed via the investor relations section of the Company's website, www.lindsay.com. Replays of the conference call will remain on our website through the next quarterly earnings release. The Company will have a slide presentation available to augment management's formal presentation, which will also be accessible via the Company's website.

About the Company

Lindsay Corporation (NYSE: LNN) is a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology. Established in 1955, the company has been at the forefront of research and development of innovative solutions to meet the food, fuel, fiber and transportation needs of the world’s rapidly growing population. The Lindsay family of irrigation brands includes Zimmatic™ center pivot and lateral move agricultural irrigation systems, FieldNET™ and FieldWise™ remote irrigation management technology, FieldNET Advisor™ irrigation scheduling technology, and industrial IoT solutions. Also a global leader in the transportation industry, Lindsay Transportation Solutions manufactures equipment to improve road safety and keep traffic moving on the world’s roads, bridges and tunnels, through the Barrier Systems™, Road Zipper™ and Snoline™ brands. For more information about Lindsay Corporation, visit www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties, and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” "expect," "outlook," "could," "may," "should," “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

For further information, contact:

LINDSAY CORPORATION:	Alpha IR Group:
Alicia Pfeifer	Joe Caminiti and Abe Plimpton
Vice President, Investor Relations & Treasury	312-445-2870
402-933-6429	LNN@alpha-ir.com
Alicia.Pfeifer@lindsay.com

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three months ended		Six months ended
(in thousands, except per share amounts)	February 28, 2026	February 28, 2025	February 28, 2026	February 28, 2025

Operating revenues	$157,715	$187,064	$313,533	$353,345
Cost of operating revenues	115,366	124,576	221,082	240,891
Gross profit	42,349	62,488	92,451	112,454

Operating expenses:
Selling expense	10,517	10,850	21,536	21,062
General and administrative expense	14,742	15,352	29,580	30,360
Engineering and research expense	4,076	4,162	8,716	8,026
Total operating expenses	29,335	30,364	59,832	59,448

Operating income	13,014	32,124	32,619	53,006

Other income:
Interest income, net	1,984	1,441	5,303	1,934
Other income (expense), net	569	(351)	(469)	307
Total other income	2,553	1,090	4,834	2,241

Earnings before income taxes	15,567	33,214	37,453	55,247

Income tax expense	3,522	6,638	8,884	11,508

Net earnings	$12,045	$26,576	$28,569	$43,739

Earnings per share:
Basic	$1.15	$2.45	$2.71	$4.03
Diluted	$1.15	$2.44	$2.70	$4.01

Shares used in computing earnings per share:
Basic	10,449	10,863	10,561	10,858
Diluted	10,486	10,909	10,593	10,906

Cash dividends declared per share	$0.37	$0.36	$0.74	$0.72

LINDSAY CORPORATION AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Unaudited)

	Three months ended		Six months ended
(in thousands)	February 28, 2026	February 28, 2025	February 28, 2026	February 28, 2025
Operating revenues:
Irrigation:
North America	$71,042	$77,145	$145,354	$154,884
International	70,196	70,994	129,321	140,342
Irrigation total	141,238	148,139	274,675	295,226
Infrastructure	16,477	38,925	38,858	58,119
Total operating revenues	$157,715	$187,064	$313,533	$353,345

Operating income:
Irrigation	$19,479	$27,377	$42,433	$52,111
Infrastructure	1,165	13,257	5,659	17,381
Corporate	(7,630)	(8,510)	(15,473)	(16,486)
Total operating income	$13,014	$32,124	$32,619	$53,006

The Company manages its business activities in two reportable segments as follows:

Irrigation – This reporting segment includes the manufacture and marketing of center pivot, lateral move, and hose reel irrigation systems, as well as various innovative technology solutions such as GPS positioning and guidance, variable rate irrigation, remote irrigation management and scheduling technology, irrigation consulting and design and industrial IoT solutions.

Infrastructure – This reporting segment includes the manufacture and marketing of moveable barriers, specialty barriers, crash cushions and end terminals, and road marking and road safety equipment.

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands)	February 28, 2026	February 28, 2025	August 31, 2025

ASSETS
Current assets:
Cash and cash equivalents	$186,111	$172,044	$250,575
Marketable securities	—	14,676	—
Receivables, net	134,056	155,440	113,027
Inventories, net	144,581	154,605	136,859
Other current assets	34,463	29,919	32,303
Total current assets	499,211	526,684	532,764

Property, plant, and equipment, net	162,616	124,757	142,307
Intangibles, net	23,008	24,097	23,331
Goodwill	84,542	83,877	84,459
Operating lease right-of-use assets	20,317	17,583	18,096
Deferred income tax assets	22,873	11,930	19,525
Equity method investment	8,400	7,452	8,763
Other noncurrent assets	16,714	17,805	11,591
Total assets	$837,681	$814,185	$840,836

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$55,231	$57,612	$48,670
Current portion of long-term debt	148	231	233
Other current liabilities	109,908	87,044	94,689
Total current liabilities	165,287	144,887	143,592

Pension benefits liabilities	3,283	4,040	3,418
Long-term debt	114,804	114,903	114,810
Operating lease liabilities	19,528	17,063	17,354
Deferred income tax liabilities	2,177	637	1,024
Other noncurrent liabilities	24,839	16,236	27,788
Total liabilities	329,918	297,766	307,986

Shareholders' equity:
Preferred stock	—	—	—
Common stock	19,198	19,155	19,167
Capital in excess of stated value	116,002	107,869	113,042
Retained earnings	766,201	723,008	745,397
Less treasury stock - at cost	(366,713)	(301,119)	(311,224)
Accumulated other comprehensive loss, net	(26,925)	(32,494)	(33,532)
Total shareholders' equity	507,763	516,419	532,850
Total liabilities and shareholders' equity	$837,681	$814,185	$840,836

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six months ended
(in thousands)	February 28, 2026	February 28, 2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$28,569	$43,739
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	11,162	10,608
Provision for uncollectible accounts receivable	(56)	97
Deferred income taxes	7,140	785
Share-based compensation expense	3,023	3,954
Unrealized foreign currency transaction gain	(657)	(564)
Other, net	(828)	(122)
Changes in assets and liabilities:
Receivables	(20,820)	(40,206)
Inventories	(4,823)	(2,419)
Other current assets	(1,125)	2,874
Accounts payable	5,063	20,685
Other current liabilities	(4,008)	(5,479)
Other noncurrent assets and liabilities	1,326	(72)
Net cash provided by operating activities	23,966	33,880

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(27,461)	(18,918)
Purchases of marketable securities	—	(14,676)
Purchase of equity method investment	—	(5,815)
Proceeds from settlement of net investment hedge	—	835
Payments for settlement of net investment hedge	—	(98)
Other investing activities, net	(1,238)	(559)
Net cash used in investing activities	(28,699)	(39,231)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of common shares	(55,489)	(1,427)
Dividends paid	(7,765)	(7,824)
Common stock withheld for payroll tax obligations	(1,253)	(1,450)
Proceeds from exercise of stock options	805	668
Other financing activities, net	299	248
Net cash used in financing activities	(63,403)	(9,785)

Effect of exchange rate changes on cash and cash equivalents	3,672	(3,699)
Net change in cash and cash equivalents	(64,464)	(18,835)
Cash and cash equivalents, beginning of period	250,575	190,879
Cash and cash equivalents, end of period	$186,111	$172,044